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                                                                    EXHIBIT 99.1



Company Media/IR Contact:
DrugMax.com
Eli Johnson
727.533.0431
ejohnson@DrugMax.com

                       DrugMax.com Becomes DrugMax, Inc.
                         Re-elects Board of Directors


LARGO, Fla. - September 6, 2001 -- DrugMax.com, Inc. (NASDAQ: DMAX) a full-line wholesale distributor of pharmaceuticals, over-the-counter products, health and beauty aids and nutritional supplements, today announced that shareholders have approved the name change of DrugMax.com, Inc. to DrugMax, Inc.

"DrugMax revenues were $70.9 million and our net income was $883,649 or $.12 per diluted share for the first quarter ended June 30, 2001," Ronald J. Patrick, Chief Financial Officer, said. "Management is extremely pleased with the performance and accomplishments of our e-commerce operations; however, our traditional warehouse operations in Pennsylvania, Ohio and Louisiana continue to drive our revenues and earnings."

"DrugMax membership grew to approximately 9,400 from 2,500 independent pharmacies, a 276 percent increase from last year," William L. LaGamba, President and Chief Operating Officer, said. "There are approximately 25,000 independent pharmacies in the United States and nearly 38 percent of them are DrugMax members. The board of directors and shareholders feel it is prudent to modify our name. DrugMax, as a name, is a more accurate depiction of our business as a full-line pharmaceutical wholesale distributor and services provider with access to 20,000 products and licenses to ship to all 50 states, versus a business driven solely by the Internet and online transactions."

At the September 5, 2001 annual meeting, LaGamba, Patrick, Jugal K. Taneja, Stephen M. Watters, Jeffrey K. Peterson and Dr. Howard L. Howell, D.D.S. were re-elected as directors until the 2002 annual meeting. Ambassador Joseph Zappala stepped down as a director due to health reasons.

The shareholders also approved an amendment to the Company's 1999 stock option plan to increase the number of shares of common stock available under the plan by an additional one million shares.


About DrugMax.com, Inc.

DrugMax.com, Inc. (the "Company") is primarily a full-line, wholesale distributor of pharmaceuticals, over-the-counter products, health and beauty care products, and nutritional supplements. The Company expects that it will continue to derive a significant portion of its revenue from its traditional "brick and mortar" full-line wholesale distribution business. However, the Company is also one of the early entrants into the Internet business-to-business pharmaceutical market and one of the first business-to-business online trade exchanges for the same products. The Company utilizes its
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online capabilities to leverage its existing infrastructure, technology, relationships, marketing and management resources and, accordingly, believes that the combination of its traditional wholesale distribution business with both its online wholesale distribution business and its e-commerce trade exchange provides the "click and mortar" combination that allows it to aggressively market and distribute its products and services. The Company can be reached at www.drugmax.com, or 727-533-0431.
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Safe Harbor Provisions

     Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its directors or its officers about the Company and the industry in which it operates, and are based on assumptions made by management. Forward-looking statements include without limitation statements regarding: (a) the Company's strategies regarding growth and business expansion, including future acquisitions; (b) the Company's financing plans; (c) trends affecting the Company's financial condition or results of operations; (d) the Company's ability to continue to control costs and to meet its liquidity and other financing needs; (e) the declaration and payment of dividends; (f) the Company's use of proceeds from the currently contemplated equity offering, and (g) the Company's ability to respond to changes in customer demand and regulations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words "expects," "anticipates," intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements.

     Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) changes in the regulatory and general economic environment related to the health care industry; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company's revenue and/or cost and expenses, such as increased competition, lack of qualified marketing, management or other personnel, and increased labor and inventory costs; (iv) changes in technology or customer requirements, which could render the Company's technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales and (vi) the Company's customers' willingness to accept its Internet platform. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings "Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Business" and "Risk Factors" in the Company's Form 10-KSB for the year ended March 31, 2001. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.